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April 20, 2012

RiverSource Life Insurance Company
829 Ameriprise Financial Center
Minneapolis, MN 55474

RE:    RiverSource Life Insurance Company
       RiverSource Fixed Account Interests offered in connection with RiverSource Group Variable Annuity Contract
       Post-Effective Amendment No. 1 to the Registration
       Statement on Form S-3, File No. 333-149951

Ladies and Gentlemen:

I am familiar with the above-referenced Registration Statement filed by RiverSource Life Insurance Company (the "Company") with the Securities and Exchange Commission in connection with RiverSource Fixed Account Interests offered in connection with RiverSource Group Variable Annuity Contract ("Fixed Account Interests").

I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to give the following opinion:

1. The Company is duly incorporated, validly existing and in good standing under applicable state law and is duly licensed or qualified to do business in each jurisdiction where it transacts business. The Company has all corporate powers required to carry on its business and to issue the contracts.

2. The Fixed Account Interests issued by the Company, when offered and sold in accordance with the prospectus contained in the Registration Statement and in compliance with applicable law, will be legally issued and represent binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Dixie Carroll
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Dixie Carroll
Assistant General Counsel and
Assistant Secretary